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                                   EXHIBIT 99

PRESS RELEASE                                     FOR FURTHER    DAVID M. GADDIS
IMMEDIATE RELEASE                                 INFORMATION:   PRESIDENT & CEO
AUGUST 6, 2001                                                   FVNB CORP.
                                                                 361-572-6500


     FVNB CORP. ANNOUNCES SHAREHOLDER APPROVAL OF GOING PRIVATE TRANSACTION


VICTORIA, TEXAS--The Board of Directors of FVNB Corp. (Nasdaq:FVNB) announced today that the shareholders approved the proposal for a going private transaction at the Annual Meeting of Shareholders of the Company held earlier today. The transaction received favorable votes of 82.59% of the total shares outstanding, which exceeded the two-thirds vote required to approve the transaction, and represented in excess of 95% of the total votes cast for that proposal. It is anticipated that the transaction will close within the next few days. The Company will send instructions as soon as possible after the effective date of the merger to shareholders concerning how they may receive any cash payment to which they may be entitled. As soon as possible after the closing, the Company will file a Form 15, Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934, with the Securities and Exchange Commission.

"FVNB Corp. is a financial holding company whose principal operating subsidiaries are First Victoria National Bank, with locations in Victoria, Port Lavaca, Taft, Edna, and Ganado, Texas, and Citizens Bank of Texas N.A., with locations in New Waverly, Huntsville, and The Woodlands, Texas; and Citizens Insurance Agency of Texas, Inc. As of March 31, 2001, total consolidated assets of the Company were approximately $750 million. [Subsidiary Bank, Members FDIC.]



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